Exhibit 99.1

[VIISAGE TECHNOLOGY LOGO]

Press Release

FROM:	Viisage Technology

COMPANY CONTACTS:	Jim Ebzery SVP Sales and Marketing Viisage Technology (978) 952-2200	Manya Chait/Mike Schultz Schwartz Communications (781) 684-0770 viisage@schwartz-pr.com

VIISAGE TECHNOLOGY TO ACQUIRE ZN VISION TECHNOLOGIES AG

Companies Join Forces to Create New Standard in Facial Recognition Technology;

Strengthen Global Market Leadership

LITTLETON, MA, March 31, 2003 — Viisage Technology, Inc. (NASDAQ: VISG), the leader in identity verification, today announced that it has entered into a definitive agreement to acquire all of the capital stock of privately-held ZN Vision Technologies AG in exchange for 6,360,000 newly-issued shares of Viisage common stock. The acquisition brings together the U.S. market leader and the European market leader in facial recognition technology, strengthening Viisage’s market leadership position and ability to deliver identity verification solutions on a global scale. ZN, based in Bochum, Germany, was founded by Dr. Christoph von der Malsburg, one of the world’s preeminent authorities in facial recognition. ZN is a leading provider of facial recognition solutions in ID documents, access control, criminal ID databases, intelligent video surveillance and privacy-enhancing technologies. The transaction has been approved by the Board of Directors of Viisage. Completion is subject to approval by the shareholders of Viisage at a special meeting of shareholders, to be announced at a later date, as well as other customary conditions. Viisage expects to close the transaction by the end of July 2003.

“This acquisition represents a core component of our strategy; to solidify Viisage’s global technology leadership position in facial recognition,” said Bernard Bailey, president and CEO of Viisage. “For the past several months, the Viisage and ZN teams have been partnering on a number of large-scale government opportunities and it’s clear from the results of our initial testing that our combined technologies will meet the increasing performance demands of the worldwide marketplace.”

With more than 170 customers, including police forces and border and immigration authorities in several states in Germany as well as Poland, Czech Republic and Slovakia, ZN has rapidly excelled to become the leading provider of facial recognition in Europe. Customers also include the Berlin International Airport, Deutsche Bank, the European, Russian and Lithuanian central banks, and various nuclear power stations in Europe. To date, ZN also has also established successful partnerships with leading European security and ID industry players including ADT Sensormatic, Bosch, Canadian Banknote, Ingersoll Rand, Novar, Siemens and others, deepening it’s distribution strength and market reach.

ZN’s dedicated team of almost 70 people includes extensive research and development, sales, marketing, and established distribution channels, and will rapidly enable Viisage to significantly expand its global reach, driving revenue, market penetration and technology excellence. ZN’s Hierarchical Graph Matching facial recognition technology has proven to be highly effective and has demonstrated exceptional customer acceptance across the European market with particular strength in Germany, Europe’s largest biometrics market.

“Viisage’s market leadership and strategic vision match our own immediate and long-term goals at ZN, making this partnership a perfect match for both companies,” said Marcel Yon, CEO of ZN Vision Technologies. “The merger of these two cultures and the combination of these patented technologies will enable us to rapidly expand our products, enter new markets, and deliver an unparalleled technology offering into the mainstream marketplace.”

Investment Community Conference Call:

Viisage will hold a conference call and Webcast to discuss this transaction on Monday, March 31st 2003 at 11:00 am, EST. The call may be accessed by dialing 1-800-299-6183, confirmation code 4604619. The call will also be available as a webcast accessible via the Company’s website (www.viisage.com) at the same time. The webcast will be available as a replay starting approximately one hour after the initial call is completed.

About ZN Vision Technologies AG

ZN was founded by leading researchers in the field of artificial vision as a spin-off of the Bochum Ruhr University, Germany, and the University of Southern California, Los Angeles. ZN technology is based on the patented Graph Matching methodology, a procedure derived from human vision. In order to characterize a face, approximately 1,700 features are used providing ZN’s systems with a better performance and a greater robustness with regard to environmental conditions, facial expression and changes to outward appearances such as aging, beards, wigs or eyeglasses. The technology is suited for both 2-D and 3-D face recognition. ZN’s access control solution “ZN-Face” was recognized earlier this year as the “Biometric Product of the Year 2002”, by U.S. magazine BiometriTech.

About Viisage Technology

Viisage Technology, Inc. (NASDAQ: VISG) is the world leader in identity verification technology. Viisage’s solutions help law enforcement, state and federal government agencies as well as commercial businesses verify identities in order to enhance security, reduce fraud and protect personal privacy. The Company’s core facial recognition technology, based on technology developed at MIT, is accurate, non-intrusive and cost-effective—especially in extremely large database applications. Through 1,625 U.S. systems in almost 1,500 locations in 19 states, Viisage delivers more than 28 million digital-identification documents annually. Visit Viisage’s Website at www.viisage.com.

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this document and those made from time to time by the Company through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning future plans or results are necessarily only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, potential fluctuations in quarterly results, the size and timing of award and performance on contracts, dependence on large contracts and a limited number of customers, lengthy sales and implementation cycles, changes in management estimates incident to accounting for contracts, availability and cost of key components, market acceptance of new or enhanced products and services, proprietary technology and changing competitive conditions, system performance, management of growth, dependence on key personnel, ability to obtain project financing, general economic and political conditions and other factors affecting spending by customers and other risks, uncertainties and factors including those described from time to time in the company’s filings with the Securities and Exchange Commission, including without limitation, the company’s Form 10K for the year ended December 31, 2002 and its quarterly reports on Form 10Q.

###